EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, File No. 333-43837, File No. 333-43839, and File No.333-72939, and the Registration Statements on Form S-3, File No. 333-81037 and File No. 333-102701 of Siebert Financial Corp. and in the related prospectus of our report dated March 20, 2006 with respect to the consolidated financial statements of Siebert Financial Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated February 8, 2006 with respect to the financial statements of Siebert, Brandford, Shank & Co., L.L.C. included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York
March 29, 2006